EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-18357, 333-46084, 333-67331, 333-89377, and 333-91518) pertaining to the Amended 1991 Employee Stock Purchase Plan and the Amended 1999 Stock Incentive Plan of Cygnus, Inc., in the Registration Statements (Form S-3 Nos. 333-39275, 333-49020, 333-60598, 333-60962, 333-71524, 333-85801, 333-91949 and 333-100301) of Cygnus, Inc. and in the related Prospectuses, of our report dated January 30, 2004, except for Note 12, as to which the date is March 23, 2004, with respect to the consolidated financial statements of Cygnus, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP
Palo Alto, California
March 23, 2004